SUI Announces Acquisition of Two Properties for $102.6 Million

Today, Sun Communities Inc. (SUI) (the “Company”) announced that it acquired two properties, Palm Creek Golf & RV resort and Lake in Wood. The two properties contain approximately 2,288 sites for a stated purchase price of $102.6 million.
Palm Creek Golf & RV resort is a 5-star institutional quality, age restricted resort with 1,863 sites located in Casa Grande, Arizona, just forty minutes south of Phoenix. Amenities include an 18-hole golf course, pools, spas and a world class pickle ball and tennis facility. The resort is rated very high with a 29 out of 30 rating by Woodall’s/Good Sam Club. The Company acquired the resort and related improvements, personal property and associated intangibles for $70.4 million and a contiguous parcel of land being developed to add approximately 990 recreational vehicle, or approximately 550 manufactured housing sites, for $15.0 million. The aggregate purchase price of $88.0 million includes the reimbursement of $2.6 million for certain construction costs incurred in connection with the development of the land described above. The Company assumed $41.7 million of mortgage debt secured by the community.
Lake in Wood is a 5-star 425 site family resort located in southwest Pennsylvania. It is rated best recreational vehicle resort in Pennsylvania and received Woodall’s/Good Sam Club’s highest and most exclusive rating of 30 out of 30. Amenities include a water park, indoor and outdoor pools, full service restaurant, themed vacation rentals, and a full slate of activities for all ages. The purchase price of $14.6 million was paid in cash.
Sun Communities, Inc. is a REIT that currently owns and operates a portfolio of 173 communities comprising approximately 63,600 developed sites.
For more information about Sun Communities, Inc. visit our website at www.suncommunities.com
Forward Looking Statements
This press release contains various "forward-looking statements" within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the Company intends that such forward-looking statements will be subject to the safe harbors created thereby. Forward-looking statements can be identified by words such as "will," "may," "could," "expect," "anticipate," "believes," "intends," "should," "plans," "estimates," "approximate", "guidance" and similar expressions in this press release that predict or indicate future events and trends and that do not report historical matters. These forward-looking statements reflect the Company's current views with respect to future events and financial performance, but involve known and unknown risks, uncertainties, and other factors, some of which are beyond our control. These risks, uncertainties, and other factors may cause the actual results of the Company to be materially different from any future results expressed or implied by such forward-looking statements. Such risks and uncertainties include national, regional and local economic climates, the ability to maintain rental rates and occupancy levels, competitive market forces, changes in market rates of interest, the ability of manufactured home buyers to obtain financing, the level of repossessions by manufactured home lenders and those risks and uncertainties referenced under the headings entitled "Risk Factors" contained in our Form 10-K for the year ended December 31, 2011, and the Company's other periodic filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release speak only as of the date hereof and the Company expressly disclaims any obligation to provide public updates, revisions or amendments to any forward- looking statements made herein to reflect changes in the Company's assumptions, expectations of future events, or trends.